EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent

Coastal Financial Corporation

Subsidiary	Percentage Owned	State of Incorporation

Coastal Federal Bank	100%	United States

Coastal Investor Services, Inc.	100%	South Carolina

Coastal Financial Capital Trust I	100%	Delaware

Coastal Planners Holding Corporation	100%	Delaware

Coastal Retirement Estate and Tax Planners, Inc. (4)	100%	South Carolina

Coastal Federal Holding Corporation (1)	100%	Delaware

Coastal Real Estate Investment Corporation (3)	100%	North Carolina

Coastal Mortgage Bankers and Realty Co., Inc. (1)	100%	South Carolina

Sherwood Development Corporation (2)	100%	South Carolina

(1)	First tier subsidiaries of Coastal Federal Bank.

(2)	Second tier subsidiary of Coastal Federal Bank and first tier subsidiary of Coastal Mortgage Bankers and Realty.

(3)	First tier operating subsidiary of Coastal Federal Holding Corporation, consolidated with Coastal Federal for Regulatory Reporting.

(4)	First tier operating subsidiary of Coastal Planners Holding Corporation.

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